Exhibit 15.2

LINE MOBILE Financial Statements

Report of Independent Auditors

To the Board of Directors of LINE MOBILE Corporation

We have audited the accompanying financial statements of LINE MOBILE Corporation, which comprise the statement of financial position as of March 31, 2019, and the related statements of profit or loss and other comprehensive income, changes in equity and cash flows for the period from April 2, 2018 to March 31, 2019.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

As discussed in Note 2, the accompanying financial statements are not presented in accordance with IFRS 1, First-time adoption of International Financial Reporting Standards, as they do not include comparative figures or required transition disclosures, which constitute departures from International Financial Reporting Standards as issued by the International Accounting Standards Board.

Qualified Opinion

In our opinion, except for the effects of the matter discussed in the Basis for Qualified Opinion paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of LINE MOBILE Corporation as of March 31, 2019, and the results of its operations and its cash flows for the period from April 2, 2018 to March 31, 2019 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers Aarata LLC

Tokyo, Japan

September 27, 2019

LINE MOBILE Corporation

Statements of Financial Position

(In millions of yen)

	Notes	March 31, 2019	March 31, 2020 (Unaudited)
Assets
Current assets
Cash	6	1,568	7,637
Trade and other receivables	7, 13, 17, 19	2,863	4,876
Contract assets	17	931	197
Inventories	8	188	181
Prepaid expenses		399	201
Other current assets	12	214	541

Total current assets		6,163	13,633

Non-current assets
Property and equipment	9	282	517
Right-of-use assets	14	—	333
Intangible assets	10	—	927
Other financial assets, non-current	13	—	18
Other non-current assets	12	28	19

Total non-current assets		310	1,814

Total assets		6,473	15,447

Liabilities
Current liabilities
Trade and other payables	13, 19	3,570	5,386
Accrued expenses		801	967
Lease liabilities, current	14, 16	—	55
Contract liabilities	17	163	103
Other financial liabilities, current	13, 19	—	284
Other current liabilities	12	0	0

Total current liabilities		4,534	6,795

Non-current liabilities
Other financial liabilities, non-current	13, 19	—	1,093
Lease liabilities, non-current	14, 16	—	276
Other non-current liabilities	12	8	11

Total non-current liabilities		8	1,380

Total liabilities		4,542	8,175

Shareholders’ equity
Share capital	15	6,910	12,910
Share premium	15	6,876	12,834
Accumulated deficit		(11,855)	(18,472)

Equity attributable to the shareholders of the Company		1,931	7,272

Total shareholders’ equity		1,931	7,272

Total liabilities and shareholders’ equity		6,473	15,447

See Notes to Financial Statements

LINE MOBILE Corporation

Statements of Profit or Loss and Other Comprehensive Income

(In millions of yen)

	Notes	April 2, 2018 to March 31, 2019	Year ended March 31, 2020 (Unaudited)
Revenues and other operating income:
Revenues	5, 17	9,443	15,007
Other operating income	18	23	41

Total revenues and other operating income		9,466	15,048
Operating expenses:
Employee compensation expenses		(366)	(429)
Marketing expenses		(2,702)	(2,282)
Outsourcing and other service expenses		(2,118)	(2,543)
Communication facility fee		(8,864)	(12,803)
Depreciation and amortization expenses	9, 10, 14	(18)	(195)
Other operating expenses	18	(2,453)	(3,442)

Total operating expenses		(16,521)	(21,694)

Loss from operating activities		(7,055)	(6,646)

Finance income	18	12	36
Finance costs	18	(0)	(7)

Loss before tax		(7,043)	(6,617)

Income tax expenses	11	—	—

Loss for the period/year		(7,043)	(6,617)

Attributable to:
The shareholders of the Company		(7,043)	(6,617)
Other comprehensive income/(loss)
Item that will not be reclassified to profit or loss		—	—
Items that may be reclassified to profit or loss		—	—

Total other comprehensive income for the period/year, net of tax		—	—

Total comprehensive loss for the period/year, net of tax		(7,043)	(6,617)

Attributable to:
The shareholders of the Company		(7,043)	(6,617)

See Notes to Financial Statements

LINE MOBILE Corporation

Statements of Changes in Equity

(In millions of yen)

		Equity attributable to the shareholders of the Company
	Notes	Share capital	Share premium	Accumulated deficit	Total shareholders’ equity
Balance at April 2, 2018		6,910	6,876	(4,812)	8,974
Comprehensive loss
Loss for the period		—	—	(7,043)	(7,043)
Other comprehensive income		—	—	—	—

Total comprehensive loss for the period		—	—	(7,043)	(7,043)

Balance at March 31, 2019		6,910	6,876	(11,855)	1,931

See Notes to Financial Statements

LINE MOBILE Corporation

Statements of Changes in Equity (continued)

(In millions of yen)

		Equity attributable to the shareholders of the Company
(Unaudited)	Notes	Share capital	Share premium	Accumulated deficit	Total shareholders’ equity
Balance at April 1, 2019		6,910	6,876	(11,855)	1,931
Comprehensive loss
Loss for the year		—	—	(6,617)	(6,617)
Other comprehensive income		—	—	—	—

Total comprehensive loss for the year		—	—	(6,617)	(6,617)
Transactions with owners of the company
Issuance of common shares	15	6,000	5,958	—	11,958

Total transactions with owners of the company		6,000	5,958	—	11,958

Balance at March 31, 2020		12,910	12,834	(18,482)	7,272

See Notes to Financial Statements

LINE MOBILE Corporation

Statements of Cash Flows

(In millions of yen)

	Notes	April 2, 2018 to March 31, 2019	Year ended March 31, 2020 (Unaudited)
Cash flows from operating activities
Loss before tax		(7,043)	(6,617)
Adjustments for:
Depreciation and amortization expenses	9, 10, 14	18	195
Finance costs	18	0	7
Finance income	18	(12)	(36)
Changes in:
Trade and other receivables	7	(1,609)	(2,000)
Contract assets	17	(884)	734
Inventories	8	(140)	7
Trade and other payables		2,302	703
Contract liabilities	17	89	(61)
Accrued expenses		(190)	271
Prepaid expenses		(242)	198
Other current assets		(164)	(326)
Other non-current assets		(18)	9
Other non-current liabilities		7	(2)
Other		—	1

Cash used in operating activities		(7,886)	(6,917)

Interest received		7	22
Interest paid		(0)	(4)

Net cash used in operating activities		(7,879)	(6,899)

Cash flows from investing activities
Acquisition of property and equipment and intangible assets	9	(66)	(267)
Payments for guarantee deposits		—	(18)
Payments for loan receivables	21	(7,313)	(11,061)
Collection of loan receivables	21	7,313	11,061

Net cash used in investing activities		(66)	(285)

Cash flows from financing activities
Repayment of principal portion of lease liabilities	16	—	(82)
Repayment of short-term borrowing	16	(2,000)	–
Repayment of long-term borrowings	16	—	(70)
Proceeds from long-term borrowings	16	—	1,447
Proceeds from issuance of common shares	15	—	12,000
Payment of common shares issuance cost	15	—	(42)

Net cash (used in)/provided by financing activities		(2,000)	13,253

Net (decrease)/increase in cash		(9,945)	6,069
Cash at the beginning of the period/year		11,513	1,568

Cash at the end of the period/year	6	1,568	7,637

See Notes to Financial Statements

LINE MOBILE Corporation

Notes to Financial Statements

1.	Reporting entity

LINE MOBILE Corporation (the “Company”) was incorporated in February 2016 in Japan in accordance with the Companies Act of Japan under the name LMN Corporation. In June 2016, the Company changed its name to LINE MOBILE Corporation and commenced its services starting September 2016. The Company’s headquarters are located at 4-1-6 Shinjuku, Shinjuku-ku, Tokyo, Japan.

The Company provides mobile virtual network operator (“MVNO”) services in Japan utilizing the wireless communication networks of third-party mobile telecommunication service providers and sells mobile devices.

The Company was a fully owned subsidiary of LINE Corporation (“LINE”) as of date of incorporation. In April 2018, the Company issued new shares to SoftBank Corp. (“SoftBank”) through a third-party allotment, pursuant to which LINE’s ownership interest in the Company decreased from 100% to 49% with SoftBank holding the remaining interest. In April 2019, the Company issued new shares to SoftBank and LINE Corporation through a third-party which resulted in a decrease in LINE’s ownership interest from 49% to 40%. As of March 31, 2020, LINE and SoftBank respectively have 40% and 60% of the ownership of the Company. SoftBank Group Corp., the parent of SoftBank, is the ultimate parent company of the Company.

2.	Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Please refer to the second paragraph for further details. As forementioned in Note 1 “Reporting Entity”, effective April 2, 2018, the Company provided a third-party allotment to SoftBank, thus the LINE’s ownership in the Company decreased from 100% to 49%. Since then, the Company has been accounted as an investment under the equity method on LINE’s consolidated financial statements.

These financial statements have been prepared pursuant to Rule 3-09 of SEC Regulation S-X for inclusion in the amendment of the Form 20-F of LINE, as the Company was a significant equity-method investee of LINE for the year ended December 31, 2018. Pursuant to Rule 3-09 and FRM Section 2405.4, the financial statements were prepared for the period in which the Company has been an equity-method investee of LINE. Accordingly, the Company’s financial information include the Statements of Financial Position as of March 31, 2019 and 2020, and the Statements of Profit or Loss and Other Comprehensive Income, the Statements of Changes in Equity, and the Statements of Cash Flows for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020. The financial statements do not reflect the issuance of shares (and the related receipt of proceeds) upon the third-party allotment on April 2018 since the financial statements only present the results of operations and cash flows from that point forward. The Company’s financial statements as of March 31, 2019 and for the period from April 2, 2018 to March 31, 2019 had been audited; however, the financial statements as of March 31, 2020 and for the year then ended were exempt from audit procedures conducted by certified public accountants or an audit firm.

When the audited financial statements as of March 31, 2019 and for the period from April 2, 2018 to March 31, 2019 were originally issued in September 2019, they were not presented in accordance with IFRS 1, First-time Adoption of International Financial Reporting Standards, as they did not include comparative figures or required transition disclosures, which constituted departures from International Financial Reporting Standards as issued by the International Accounting Standards Board.

The financial statements are presented in Japanese yen, which is also the Company’s functional currency. The financial statements are presented in millions of Japanese yen. The financial statements were approved by Ayano Kado, Representative Director and Hayato Imamura, Director of Corporate Services on September 25, 2020.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

3.	Significant Accounting Policies

The significant accounting policies applied by the Company in preparing its financial statements are set out below. The accounting policies have been applied consistently to all periods presented in these financial statements.

(1)	Basis of Measurement

The financial statements have been prepared on a historical cost basis.

(2)	Cash

Cash consists of cash on hand and demand deposits which can be withdrawn at any time.

(3)	Financial Assets

(a)	Recognition of financial assets

The Company recognizes a financial asset when it becomes a party to the contractual provisions of the instruments. The Company initially recognizes trade and other receivables on the date of transaction.

(b)	Classification of financial assets

Based on the Company’s business model for managing the financial assets and the characteristics of contractual cash flows of the financial assets, the Company classifies the financial assets in the category of financial assets at amortized cost.

Financial assets measured at amortized cost include debt instruments of which contractual cash flows represent solely payments of principal and interest on the principal amount outstanding, and which are held within a business model whose objective is achieved solely by collecting contractual cash flows.

(c)	Measurement of financial assets

i.	Initial measurement

At initial recognition, the Company measures financial assets at fair value. Financial assets not classified as financial assets at fair value through profit or loss are measured at fair value, including any transaction costs that are directly attributable to the acquisition of the financial asset.

ii.	Subsequent measurement

Financial assets at amortized cost are measured at amortized cost using the effective interest method, and related interest income is included in finance income. When the financial asset is derecognized, the difference between amortized cost and consideration received is recognized in profit or loss. When there are changes in the amount of expected credit loss of the financial asset, an impairment gain or loss is recognized in profit or loss.

(d)	Derecognition of a financial asset

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the right to receive the contractual cash flows on the financial asset in a

LINE MOBILE Corporation

Notes to Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(3)	Financial Assets (continued)

(d)	Derecognition of a financial asset (continued)

transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability. If the Company retains substantially all the risks and rewards of ownership of the transferred financial assets, the Company continues to recognize the transferred financial assets and recognizes financial liabilities for the consideration received.

(e)	Offsetting financial instruments

Financial assets and liabilities bear the legally enforceable right of settlement on the recognized assets and liabilities. They are disclosed as net amounts on the balance sheet in cases where either financial assets or liabilities are settled at the net amount or the Company intends to realize the financial asset and settle the financial liability simultaneously. The legally enforceable right of set-off is not influenced by future events and means that it is enforceable in the normal business process even in the event of default or insolvency and bankruptcy.

(4)	Financial liabilities

(a)	Initial recognition and classification

The Company recognizes financial liabilities in the Statements of Financial Position when the Company becomes a party to the contractual provisions of the financial liability. Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, or financial liabilities measured at amortized cost.

(b)	Initial measurement of financial liabilities

All financial liabilities are recognized initially at fair value and, in the case of financial liabilities measured at amortized cost, net of directly attributable transaction costs.

(c)	Subsequent measurement

All financial liabilities are measured at amortized cost using the effective interest method.

The Company derecognizes a financial liability from the Statements of Financial Position when it is extinguished (i.e., when the obligation specified in the contract is discharged, canceled or expires).

(5)	Fair Value Measurement

The Company refers to the following inputs in order to measure the fair value of applicable financial instruments:

–	Level 1 inputs are quoted prices in active markets for identical assets or liabilities.

–

Level 2 inputs are quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(5)	Fair Value Measurement (continued)

–

Level 3 inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable, which reflect the reporting entity’s own assumptions that market participants would use in establishing a price.

Transfers between levels of the fair value hierarchy are recognized as if they have occurred at the beginning of the reporting period.

(6)	Inventories

Inventories, consisting of mobile devices, are stated at the lower of cost and net realizable value. Cost is determined on a first-in, first-out (“FIFO”) basis. Net realizable value is determined based on the estimated selling price, less costs to sell.

(7)	Share Capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and stock options are recognized as a deduction from equity, net of any tax effects.

(8)	Property and Equipment

Property and equipment are measured and recognized at cost, net of accumulated depreciation and/or accumulated impairment losses, if any. Cost includes any other costs directly attributable to bring the assets to a working condition for their intended use and the costs of dismantling and removing the assets and restoring the site on which they are located.

The cost of replacing a part of property and equipment is included in the carrying amount of the asset or recognized as a separate asset, as necessary, if it is probable that the future economic benefits embodied within the part will flow into the Company and if the cost can be reliably measured. Accordingly, the carrying amount of those parts that are replaced is derecognized. The costs of day to day servicing of property and equipment are recognized in profit or loss as incurred.

Assets held within construction-in-progress are not depreciated. Depreciation of property and equipment is computed using the straight-line method based on the depreciable amount of the assets over their respective useful lives as provided below. A component that is significant compared with the total cost of an item of property and equipment is depreciated separately over its useful life.

Gains or losses arising from the derecognition of an item of property and equipment are determined as the difference between the net disposal proceeds, if any, and the carrying amount of the item and recognized in other operating income or expense.

The estimated useful lives for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 are as follows:

Estimated useful lives (years)
Leasehold improvements	5-15
Equipment	9
Others	3-5

LINE MOBILE Corporation

Notes to Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(8)	Property and Equipment (continued)

Depreciation methods, useful lives and residual values are reviewed at each fiscal year-end and adjusted, as appropriate, if expectations differ from previous estimates. The change is accounted for as a change in an accounting estimate.

(9)	Intangible assets

Intangible assets are initially measured at cost and carried at cost less accumulated amortization and accumulated impairment losses after initial recognition. Intangible assets with finite lives are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The residual value of intangible assets is assumed to be zero.

Estimated useful lives (years)
Software	9

The amortization periods and methods for intangible assets with finite useful lives are reviewed at each fiscal year-end. If expectations differ from previous estimates, the changes will be accumulated for as a change in an accounting estimate.

(10)	Leases

Company as a lessee

The Company leases certain office spaces, stores and data center. A lease contract is normally entered into for a fixed term of 1 to 3 years, but the Company’s data center leases include extension options. An extension option is included in the lease term only if the Company is reasonably certain to exercise that option.

Leases are recognized as right-of-use assets and the corresponding liabilities when the lease assets become available for use by the Company. Each lease payment is apportioned between repayments of the lease liability and finance costs. The finance costs are accounted for as expenses over the lease term and calculated based on constant periodic rate of interest on the remaining balance of the lease liability. The right-of-use assets are depreciated over the shorter of the estimated useful life of the asset or the lease term.

The assets and liabilities arising from leases are measured at the present value of the lease payment at the commencement date. The lease liability includes the net present value of the following lease payments:

–	fixed payments less any lease incentives

–	variable lease payments that depend on an index or a rate

–	amounts expected to be payable under a residual value guarantee

–	the exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and

–	payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease.

Lease payments are determined using the discount rate as the interest rate implicit in the lease, if that rate can be readily determined, or the Company’s incremental borrowing rate.

The right-of-use assets measured at cost comprise:

–	the amount of the initial measurement of the lease liability

LINE MOBILE Corporation

Notes to Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(10)	Leases (continued)

Company as a lessee (continued)

–	any lease payments made at or before the commencement date, less any lease incentives received

–	any initial direct cost, and

–	cost of restoring the underlying asset to the original condition

The lease payments associated with short-term lease and leases of low-value assets are recognized as expenses on a straight-line basis.

A short-term lease is a lease that, at the commencement date, has a lease term of 12 months or less. A lease of low-value asset, for example, comprises low value assets such as office furniture and fixtures.

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception of the lease. When a lease contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration, it is considered as a lease transaction.

The amount and term of the lease liabilities are reassessed when lease contracts are modified.

When the lease liabilities are remeasured, the Company recognizes the amount of the remeasurement of the lease liability as an adjustment of the right-of-use asset.

Significant accounting policies prior to the adoption of IFRS 16 as of April 1, 2019 were as follows:

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date. In the event that fulfillment of the arrangement is dependent on the use of specific assets or the arrangement transfers a right to use the asset, such assets are defined as a lease transaction.

(a)	Finance Leases

Leases that transfer substantially all risks and benefits of ownership of the leased item to the lessee are classified as finance leases.

(b)	Operating Leases

All lease arrangements, except finance leases that have been capitalized in the Statements of Financial Position, are classified as operating leases.

For operating lease transactions where the Company is a lessee, lease payments are recognized as an expense using the straight-line method over the lease term in the Statements of Profit or Loss.

(11)	Impairment of Financial Assets

The Company assesses on a forward looking basis the expected credit losses associated with its debt instruments carried at amortized cost and fair value through other comprehensive income. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For trade receivables, the Company applies the simplified approach, which requires expected lifetime credit losses to be recognized from initial recognition of the receivables.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(12)	Impairment of Non-financial Assets

The Company’s tangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. Tangible assets that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period.

(13)	Employee Compensation

Employee compensation expenses consist of short-term employee compensations that are expected to be settled wholly before 12 months after the end of the annual reporting period in which the employees render the related service. The undiscounted short-term employee compensations are accounted for on an accrual basis over the period in which employees have provided the services.

(14)	Marketing Expenses

The Company incurs marketing expenses to increase brand awareness and to promote the launching of new services. The Company’s marketing expenses are primarily related to TV commercials. Marketing personnel compensation expenses are not included in marketing expenses and are recorded as part of the employee compensation expenses. Expenditures related to marketing activities are recognized as expenses when incurred.

(15)	Revenue

The Company mainly provides services of audio communication, data communication, and other related optional services, collectively mobile communication services and also sells mobile devices to its customers.

The Company recognizes revenue differently, depending on the type of transactions, which is described below. Revenue is measured at the fair value of the consideration of services provided in the ordinary course of business, less applicable sales and other taxes, where appropriate.

For both of the types of services described below, the Company recognizes prepaid expenses for commission fees paid to stores and recognizes related expenses on a straight-line basis through the estimated service period.

(a)	Mobile Communication Services

Revenue for mobile communication services are mainly related to monthly usage fees, communication fees, and service charges. Such services are invoiced to the customer on a monthly basis and payment is due within a short period of time. The Company recognizes revenue when the performance obligations are satisfied as such services are provided. Within the aforementioned services, there are also initial set-up commission fees received from the customer and payments received from retail stores in exchange for entry packages as mobile communication service registration fees. Both of these fees are recorded as contract liabilities and are recognized as revenue on a straight-line basis through the contract period. The contract period is the duration of the contract in which the parties to the contract have present enforceable rights and obligations.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(15)	Revenue (continued)

(a)	Mobile Communication Services (continued)

There are also instances where the Company enters into agreements with customers in which the first month of payment is free. In such cases, the Company recognizes contract assets which consists of unbilled receivables from customers for mobile communication services for the portion in which performance obligations have been satisfied.

(b)	Mobile Devices

Mobile devices are sales of wireless phone devices to the customer. Payments from customers are either received in full when selling the device to the customer or received in installments on a monthly basis due within a short period of time. The Company’s performance obligation is satisfied when the control of the mobile devices are transferred to the customer, which is, when the mobile device is handed to the customer. Thus, revenue is recognized at a point in time when the mobile device is physically handed over to the customer. There are no significant financing components in services the Company provides its customers.

(16)	Finance Income and Finance Costs

Finance income includes interest income such as those from loans and demand deposits.

Finance costs mainly comprise interest expense on borrowings. Borrowing costs that are not directly attributable to the acquisition, construction or production of a qualifying asset are recognized in profit or loss using the effective interest method.

(17)	Income Taxes

Income tax expenses comprise current and deferred tax. Current tax and deferred tax are recognized in profit or loss, except to the extent that they relate to a business combination, or items recognized directly in equity or in other comprehensive income.

(a)	Current tax

Current tax is the expected tax payable or receivable on the taxable profit or loss for the year, using tax rates enacted or substantively enacted at the end of the reporting period and any adjustment to tax payable in respect of previous years.

The taxable profit is different from the accounting profit for the period since the taxable profit is calculated excluding temporary differences, which will be taxable or deductible in determining taxable profit (tax loss) of future periods, and non-taxable or non-deductible items from the accounting profit.

(b)	Deferred tax

Deferred tax is recognized using the asset-liability method in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. A deferred tax liability is recognized for all taxable temporary differences. A deferred tax asset is recognized for all deductible temporary differences, unused tax losses and unused

LINE MOBILE Corporation

Notes to Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(17)	Income Taxes (continued)

(b)	Deferred tax (continued)

tax credits to the extent that it is probable that taxable profit will be available against which they can be utilized. However, deferred tax is not recognized for the following temporary differences: taxable temporary differences arising on the initial recognition of goodwill, or the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting profit or loss nor taxable income.

The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and deferred tax assets reflects the tax consequences that would follow, in a manner that the Company expects, at the end of the reporting period to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset only if there is a legally enforceable right to offset the related current tax liabilities and assets, and they relate to income taxes levied on the same taxable entity by the same tax authority.

(18)	Operating Segments

The Company identifies operating segments based on the internal report regularly reviewed by the Company’s Chief Operating Decision Maker to make decisions about resources to be allocated to segments and assess performance. An operating segment of the Company is a component for which discrete financial information is available. The Chief Operating Decision Maker has been identified as the Company’s board of directors.

(19)	Standards Issued but not yet Effective

The standards, amendments and interpretations that are newly issued but not yet effective as of March 31, 2020 are not expected to have a material impact on the Company.

(20)	New and Amended Standards and Interpretations-Unaudited

The material impacts of the adoption of new and revised IFRS as issued by the IASB that are mandatorily effective for annual period beginning on or after April 1, 2019 on the Company’s annual financial statements as of March 31, 2019 and 2020, and for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 are as follows.

The standard that is effective for annual period beginning on or after April 1, 2019.

IFRS 16 Leases

The Company has adopted IFRS 16 Leases from the fiscal year beginning April 1, 2019. The Company has applied the modified retrospective method permitted by IFRS 16 and recognized the cumulative amount of

LINE MOBILE Corporation

Notes to Financial Statements (continued)

3.	Significant Accounting Policies (continued)

(20)	New and Amended Standards and Interpretations-Unaudited (continued)

the impact as of April 1, 2019 upon adoption of the standard. As a result, the Company has not restated the amounts in the comparative reporting period prior to the adoption of IFRS 16.

IFRS 16 sets out the principles for the recognition, remeasurement, presentation and disclosure of lease contracts for lessees and lessors. Under IFRS 16, lessees will no longer make a distinction between finance and operating leases as they have been required to do thus far under IAS 17. At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. The right-of-use assets are depreciated on a straight-line-basis over the shorter of the estimated useful likes of the assets or the lease term. Lessor accounting under IFRS 16 is substantially unchanged from today’s accounting under IAS 17.

Upon the adoption of IFRS 16, the Company recognized lease liabilities for its leases previously classified as operating lease under IAS 17. The lease liabilities were measured at the present value of the remaining lease payments, discounted at the incremental borrowing rate as of April 1, 2019. The weighted average incremental borrowing rate used for the lease liabilities as of April 1, 2019 was 0.82%.

The Company applied the following practical expedients permitted by IFRS 16 when applying IFRS 16:

–	Relied on its assessment of whether leases are onerous applying IAS 37 immediately before the date of initial application as an alternative to an impairment review.

–	Used hindsight when determining the lease term of contract including extension options and/or termination options.

The Company elected not to apply IFRS 16 to the agreements that were not identified as containing a lease component applying IAS 17 and IFRIC 4 Determining whether an Arrangement contains a Lease.

(In millions of yen)

Commitments for operating lease as of March 31, 2019 as disclosed in the Company’s financial statements	47
Adjustment due to the cancellable operating leases and other	359

Lease liabilities before discounts	406
Discount using the Company’s incremental borrowing rate	(13)

Lease liabilities recognized at April 1, 2019	393

As a result of above, the Company recognized 393 million yen and 393 million yen for the right-of-use assets and lease liabilities, respectively, in the Statement of Financial Position and no cumulative adjustment recorded to the accumulated deficit was recognized as of April 1, 2019.

Due to the adoption of IFRS 16, the other operating expenses which included operating lease expenses decreased by 78 million yen for the fiscal year ended March 31, 2020. The depreciation and amortization expenses which included the depreciation expenses of right-of-use assets, and finance costs which included interest expenses for lease liabilities increased by 77 million yen and 3 million yen, respectively, for the fiscal year ended March 31, 2020. In addition, net cash used in operating activities decreased by 82 million yen compared to that under IAS 17, due to repayment of principal portion of lease liabilities being classified as cash flows from financing activities.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

4.	Significant Accounting Judgements, Estimates and Assumptions

The preparation of the Company’s financial statements requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. These estimates and assumptions are based on the best judgment of management in light of historical experience and various factors deemed to be reasonable as of the fiscal year end date. Given their nature, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

The estimates and assumptions are continuously reviewed by management. The effects of a change in estimates and assumptions are recognized in the period of the change or in the period of the change and future periods. Among estimates and assumptions made by management, the following estimates and assumptions are ones that may have a material effect on the amounts recognized in the financial statements of the Company.

(a)	Recoverability of deferred tax assets

Regarding temporary differences, which are differences between carrying value of an asset or liability in the Statements of Financial Position and its tax base, the Company recognizes deferred tax assets and deferred tax liabilities. The deferred tax assets and deferred tax liabilities are calculated using the tax rates based on tax laws that have been enacted or substantively enacted by the end of the reporting period and the tax rates that are expected to apply to the period when the deferred tax asset is realized or the deferred tax liability is settled. Deferred tax assets are recognized for all deductible temporary differences, unused tax losses carryforward and unused tax credits carryforward to the extent that it is probable that taxable income will be available. The estimation of future taxable income is calculated based on financial budgets approved by management of the Company, and it is based on management’s subjective judgments and assumptions. The Company considers these estimates to be significant because any adjustments in the assumed conditions and amendments of tax laws in the future may significantly affect the amounts of deferred tax assets and deferred tax liabilities.

5.	Segment Information

A reporting segment is a component that engages in business activities and incurs revenues and expenses with discrete financial information whose operating results are regularly reviewed by the chief operating decision maker to make decisions to allocate resources to each reportable segment and assessing its performance.

The Company has a single reportable segment: providing MVNO services utilizing third party wireless communication networks and selling mobile devices. The chief financial operating decision maker of the Company, who is the Company’s board of directors, regularly reviews the Company’s performance based on a single operating segment and makes all business decisions on such.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

5.	Segment Information (continued)

(1)	Revenues from Major Services

The Company’s revenues from its major services for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 are as follows:

	(In millions of yen)

	April 2, 2018 to March 31, 2019	Year ended March 31, 2020 (Unaudited)
Mobile communication services	8,537	13,912
Mobile devices	888	1,081
Other	18	14

Total	9,443	15,007

(2)	Geographic Information

Revenues from external customers

All revenues from external customers are from customers in Japan.

Non-current operating assets

Non-current operating assets as of March 31, 2019 mainly consist of property and equipment. Non-current operating assets as of March 31, 2020 mainly consist of property and equipment, right-of-use assets and intangible assets. All non-current operating assets are located in Japan as of March 31, 2019 and 2020.

(3)	Major Customers

No single customer accounted for 10 percent or more of the Company’s total revenues for the period from April 2, 2018 to March 31, 2019 or for the year ended March 31, 2020.

6.	Cash

The breakdown of cash as of March 31, 2019 and 2020 is as follows:

	(In millions of yen)

	March 31, 2019	March 31, 2020 (Unaudited)
Demand deposits	1,568	7,637

LINE MOBILE Corporation

Notes to Financial Statements (continued)

7.	Trade and Other Receivables

Trade and other receivables as of March 31, 2019 and 2020 are as follow:

	(In millions of yen)

	March 31, 2019	March 31, 2020 (Unaudited)
Trade and other receivables, current	3,151	5,301
Loss allowance(1)	(288)	(425)

Total trade and other receivables	2,863	4,876

(1)	Loss allowance accounted only for trade receivables and amounted to 288 million yen and 425 million yen as of March 31, 2019 and 2020, respectively.

For movement in the loss allowance account related to trade and other receivables, refer to Note 19 Financial Risk Management.

8.	Inventories

Inventories as of March 31, 2019 and 2020 are as follows:

	(In millions of yen)

	March 31, 2019	March 31, 2020 (Unaudited)
Mobile devices	188	181

Total inventories	188	181

Cost of goods for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 were 782 million yen and 1,049 million yen, respectively.

Inventory valuation losses for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 were 3 million yen and 1 million yen, respectively.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

9.	Property and Equipment

(1)	Changes in property and equipment for the period from April 2, 2018 to March 31, 2019 are as follows:

	(In millions of yen)

	Leasehold improvements	Equipment	Construction- in-progress	Others	Total
Acquisition cost
Balance at April 2, 2018	11	—	—	4	15
Acquisitions	—	63	222	3	288

Balance at March 31, 2019	11	63	222	7	303

Accumulated depreciation and impairment
Balance at April 2, 2018	(2)	—	—	(1)	(3)
Depreciation	(2)	(15)	—	(1)	(18)

Balance at March 31, 2019	(4)	(15)	—	(2)	(21)

Carrying amounts
Balance at April 2, 2018	9	—	—	3	12

Balance at March 31, 2019	7	48	222	5	282

(2)	Changes in property and equipment for the year ended March 31, 2020 (Unaudited) are as follows:

					(In millions of yen)

	Leasehold improvements(1)	Equipment(1)	Construction- in-progress	Others	Total
Acquisition cost
Balance at April 1, 2019	11	63	222	7	303
Acquisitions	29	281	—	—	310
Disposals	0	—	—	0	0
Transfer of construction-in-progress	—	222	(222)	—	—

Balance at March 31, 2020	40	566	—	7	613

Accumulated depreciation and impairment
Balance at April 1, 2019	(4)	(15)	—	(2)	(21)
Disposals	0	—	—	0	0
Depreciation	(3)	(71)	—	(1)	(75)

Balance at March 31, 2020	(7)	(86)	—	(3)	(96)

Carrying amounts
Balance at April 1, 2019	7	48	222	5	282

Balance at March 31, 2020	33	480	—	4	517

(1)

The balances include the amount related to sale and leaseback transactions that the Company entered into as a lessee where the control of the related assets is not deemed to be transferred. The related assets are recorded as property and equipment and intangible assets on the Statements of Financial Position. The sale and leaseback transactions are accounted for as borrowings, and the liabilities arising from the transactions are recorded as other financial liabilities, current and other financial liabilities, non-current on the Statements of Financial Position.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

10.	Intangible Assets

Changes in intangible assets for the year ended March 31, 2020 (Unaudited) are as follows:

(In millions of yen)

Software(1)(2)
Acquisition cost
Balance at April 1, 2019	—
Acquisitions	970

Balance at March 31, 2020	970

Accumulated depreciation and impairment
Balance at April 1, 2019	—
Amortization	(43)

Balance at March 31, 2020	(43)

Carrying amounts
Balance at April 1, 2019	—

Balance at March 31, 2020	927

(1)	The remaining useful life of software as of March 31, 2020 was nine years.
(2)	The balance includes the amount related to the sale and leaseback transactions mentioned in Note 9 Property and Equipment.

11.	Income Taxes

(1)	Deferred Tax Assets and Deferred Tax Liabilities

Below is a breakdown of the deductible temporary differences, unused tax losses, and unused tax credits for which no deferred tax assets were recognized:

		(In millions of yen)

	March 31, 2019	March 31, 2020 (Unaudited)
Deductible temporary differences	1,685	2,262
Unused tax losses	10,173	16,596
Unused tax credits	—	—

Total	11,858	18,858

Below is a breakdown of unused tax losses by expiry date for which no deferred tax assets were recognized:

		(In millions of yen)

	March 31, 2019	March 31, 2020 (Unaudited)
Less than one year	—	—
Between one year and five years	—	—
Five years and more	10,173	16,596
No expiration date	—	—

Total	10,173	16,596

LINE MOBILE Corporation

Notes to Financial Statements (continued)

11.	Income Taxes (continued)

(2)	Effective tax rate

The income tax expense calculated by applying the statutory tax rate to the Company’s loss before tax differs from actual tax expenses in the Statement of Profit or Loss for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 for the following reasons:

		(In millions of yen)

	April 2, 2018 to March 31, 2019	Year ended March 31, 2020 (Unaudited)
Loss before tax	(7,044)	(6,617)

Income tax refund at statutory rate of 31.46% (31.69% for the period from April 1, 2018 to March 31, 2019)	2,232	2,082
Assessment of recoverability of deferred tax assets(1)	(2,236)	(2,066)
Other	4	(16)

Income tax expenses reported in the Statement of Profit or Loss	—	—

(1)	For the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020, the amount was due to deferred tax assets being unrecoverable.

12.	Other Current Assets, Other Non-Current Assets, and Other Non-Current Liabilities

(1)	Other current assets as of March 31, 2019 and 2020 are as follows:

		(In millions of yen)

	March 31, 2019	March 31, 2020 (Unaudited)
Consumption tax receivables	214	540
Other	—	1

Total other current assets	214	541

(2)	Other non-current assets as of March 31, 2019 and 2020 are as follows:

		(In millions of yen)

	March 31, 2019	March 31, 2020 (Unaudited)
Long-term prepaid expenses	19	11
Other	9	8

Total other non-current assets	28	19

(3)	Other non-current liabilities as of March 31, 2019 and 2020 consist of long-term accrued expenses.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

13.	Financial Assets and Financial Liabilities

The carrying amounts and fair value of financial instruments, except for cash, by line item in the Statements of Financial Position and by category as defined in IFRS 9 Financial Instruments as of March 31, 2019 and 2020 are as follows:

The fair value is not disclosed for those financial instruments which are not measured at fair value in the Statements of Financial Position, and whose fair value approximates their carrying amount due to their short-term and/or variable-interest bearing nature.

			(In millions of yen)

	March 31, 2019		March 31, 2020 (Unaudited)
	Book value	Fair value	Book value	Fair value
Financial assets:
Trade and other receivables
Financial assets at amortized cost	2,863		4,876
Other financial assets, non-current
Financial assets at amortized cost Guarantee deposit	—		18	18

Total	2,863		4,894

Financial liabilities
Trade and other payables
Financial liabilities measured at amortized cost	3,570		5,386
Other financial liabilities, current
Financial liabilities at amortized cost
Current portion of long-term borrowings(1)	—		284	282
Other financial liabilities non-current
Financial liabilities at amortized cost
Long-term borrowings(1)	—		1,093	1,090

Total	3,570		6,763

(1)

The Company financed through sale and leaseback transactions during the year ended March 31, 2020. The current portion of long-term borrowings and the long-term borrowings arose from said transactions. As of March 31, 2020, the interest rate implicit in those borrowings was 1.1%.

14.	Leases—Company as Lessee

Leases—Company as lessee

The Company has entered into commercial lease agreements for certain office spaces, stores and data center. Most of the leases have a one year lease term. There are no restrictions placed upon the Company be entering into these leases.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

14.	Leases—Company as Lessee (continued)

For the period from April 2, 2018 to March 31, 2019

Information for the period from April 2, 2018 to March 31, 2019 is disclosed based on IAS 17 Leases:

Future minimum lease payments under non-cancelable operating leases are as follows:

(In millions of yen)

March 31, 2019
Within one year	47

For the year ended March 31, 2020 (Unaudited)

Information for the year ended March 31, 2020 is disclosed based on IFRS 16 Leases:

(1)	The expenses relating to leases are as follows:

(In millions of yen)

Year ended March 31, 2020 (Unaudited)
Depreciation of right-of-use assets
Property	38
Data center, etc.	39

Total depreciation expenses	77

Interest relating to lease liabilities	3

(2)	The carrying amounts of right-of-use assets are as follows:

(In millions of yen)

March 31, 2020 (Unaudited)
Right-of-use assets
Property	14
Data center, etc.	319

Total	333

(3)	The changes in the carrying amounts of right-of-use assets are as follows:

(In millions of yen)

Right-of-use assets (Unaudited)
Balance at April 1, 2019	—
Adjustments on adoption of new accounting standard	393

Balance at April 1, 2019 (adjusted)	393
Acquisitions	17
Depreciation	(77)

Balance at March 31, 2020	333

LINE MOBILE Corporation

Notes to Financial Statements (continued)

14.	Leases—Company as Lessee (continued)

For the year ended March 31, 2020 (Unaudited) (continued)

Refer to Note 16 Supplemental Cash Flow Information for the total amount of cash outflows related to the leases.

Refer to Note 19 Financial Risk Management for the analysis of maturity of lease liabilities.

Refer to Note 3 Significant Accounting Policies for the impacts of the adoption of new accounting standard on the leases.

15.	Issued Capital and Reserves

The movement in issued capital and reserves for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 are as follows:

(1)	Authorized shares and shares issued

The movements of authorized shares and share issued for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 are as follows:

	Number of authorized shares (Share capital with no-par value)	Shares issued (Share capital with no-par value)	Share capital (In millions of yen)
		Number of common shares
April 2, 2018	1,000,000	697,959	6,910
Changes in common shares	—	—	—

March 31, 2019	1,000,000	697,959	6,910

Issuance of common shares(1) (Unaudited)	200,000	410,720	6,000

March 31, 2020 (Unaudited)	1,200,000	1,108,679	12,910

(1)

In April 2, 2019, the Company issued 308,720 and 102,000 common shares to SoftBank and LINE, respectively, through a third-party allotment. The total amount of issued shares was 12,000 million yen, which increased share capital by 6,000 million yen. Refer to Note 21 Related Party Transactions.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

15.	Issued Capital and Reserves (continued)

(2)	Share premium and retained earnings

Share premium

The movements of share premium for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 are as follows:

(In millions of yen)
Share premium total(1)
April 2, 2018	6,876

March 31, 2019	6,876

Cost related to issuance of common shares(2) (Unaudited)	(42)
Issuance of common shares(3) (Unaudited)	6,000

March 31, 2020 (Unaudited)	12,834

(1)	Mainly consists of capital reserve required under the Companies Act of Japan.
(2)	Incremental costs directly attributable to the issuance of common shares are recognized as a deduction from equity.
(3)

In April 2, 2019, the Company issued 308,720 and 102,000 common shares to SoftBank and LINE, respectively, through a third-party allotment. The total amount of issued shares was 12,000 million yen, which increased share premium by 6,000 million yen. Refer to Note 21 Related Party Transactions.

Under the Companies Act of Japan, at least 50% of the proceeds of certain issuances of share capital shall be credited to share capital. The remaining proceeds shall be credited to share premium. The Companies Act permits, upon approval at the general meeting of shareholders, the transfer of amounts from share premium to share capital.

Retained Earnings

The Companies Act of Japan requires that an amount equal to 10% of dividends from retained earnings shall be appropriated as capital reserve (part of capital surplus) or appropriated for legal reserve (part of retained earnings) until the aggregate amount of capital reserve and legal reserve is equal to 25% of share capital. The legal reserve may be used to eliminate or reduce a deficit or be transferred to retained earnings upon approval at the general meeting of shareholders. The Company has not declared or paid cash dividends to date, and therefore no legal earnings reserves have been recorded as of March 31, 2020.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

16.	Supplemental Cash Flow Information

Movements on liabilities from financing activities are as follows:

	(In millions of yen)
	Borrowings which are due less than one year	Borrowings which are due after one year (Unaudited)	Lease liabilities (Unaudited)	Total
Net liabilities as of April 2, 2018	2,000	—	—	2,000
Cash flows	(2,000)	—	—	(2,000)

Net liabilities as of March 31, 2019	—	—	—	—

Adjustment on adoption of new accounting standard (Unaudited)	—	—	393	393

Net liabilities as of April 1, 2019 (adjusted) (Unaudited)	—	—	393	393
Cash flows (Unaudited)	—	1,377	(82)	1,295
Transfer of liquidity (Unaudited)	284	(284)	—	—
New lease contract (Unaudited)	—	—	17	17
Interest expenses (Unaudited)	—	—	3	3

Net liabilities as of March 31, 2020 (Unaudited)	284	1,093	331	1,708

17.	Revenue from contracts with Customers

The Company has recognized the following amounts related to revenue in the Statement of Profit or Loss for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020:

	(In millions of yen)
	April 2, 2018 to March 31, 2019	Year ended March 31, 2020 (Unaudited)
Revenue from contracts with customers
Mobile communication services(1)	8,537	13,912
Mobile devices(2)	888	1,081
Others	18	14

Total revenue	9,443	15,007

(1)

The Company’s performance obligations are satisfied as mobile communication services are provided to customers. Accordingly, revenue is recognized over the contract period on a straight-line method. Certain additional incremental charges for calls and other services are recognized as those services are performed; however, these amounts are not significant for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020.

(2)	The Company’s performance obligations are satisfied when the control of the mobile devices is transferred to the customer. Accordingly, revenue is recognized at a point in time.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

17.	Revenue from contracts with Customers (continued)

Trade and other receivables, contract assets and contract liabilities

	(In millions of yen)
	March 31, 2019	March 31, 2020 (Unaudited)
Trade and other receivables	2,863	4,876
Contract assets(1)	931	197
Contract liabilities
Unsatisfied performance obligations(2)	52	3
Advances received(3)	111	100

Total contract liabilities	163	103

(1)	Contract assets consist of unbilled receivables from customers for mobile communication services for the portion in which performance obligations have been satisfied.
(2)	Unsatisfied performance obligations consist of initial set-up commission fees received from the customer.
(3)	Advances received consist of amounts received from retail stores.

18.	Other Income and Expenses, Finance Income and Costs

(1)	Other operating income for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 mainly consists of insurance income related to installment sale of mobile devices.

(2)	Other operating expenses for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 are as follows:

	(In millions of yen)
	April 2, 2018 to March 31, 2019	Year ended March 31, 2020 (Unaudited)
Licensing expenses	393	674
Cost of mobile devices	782	1,049
Sales commission expenses	458	852
Payment processing expenses	194	388
Others(1)	626	479

Total	2,453	3,442

(1)	Others for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 mainly consists of supplies and provision for loss allowance.

(3)	Finance income for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 include interest income such as those from loans and demand deposits.

(4)	Finance costs for the period from April 2, 2018 to March 31, 2019 and year ended March 31, 2020 mainly consists of interest expenses.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

19.	Financial Risk Management

The Company has exposure to the following risks from its use of financial instruments:

–	Credit risk

–	Liquidity risk

–	Market risk

This note presents information about the Company’s exposure to the above risks, the Company’s objectives, policies and processes for measuring and managing risk, and the Company’s management of capital. Further quantitative disclosures are included throughout the Company’s financial statements.

(1)	Risk Management Framework

The Company is exposed to financial risks arising from its operating activities, such as credit risks, liquidity risks and market risks. The Company’s overall risk management policy mainly focuses on preventing and reducing such risks through a pre-determined policy.

(2)	Credit Risk

The Company is exposed to credit risks arising from counterparties for receivables as well as cash and deposits with financial institutions. The Company does not have a highly concentrated exposure to credit risk due to the policy to prevent and reduce such risks. Also, the Company follows its credit management policy and manages the due dates and remaining balances of receivables from customers and regularly analyzes the credit ratings for its major customers.

(a)	Maximum amounts of possible financial loss to the Company due to credit risk as of March 31, 2019 and 2020 are as follows:

	(In millions of yen)
	March 31, 2019	March 31, 2020 (Unaudited)
	Book value	Book value
Demand deposits	1,568	7,637
Trade and other receivables	2,863	4,876
Guarantee deposit	—	18

Total	4,431	12,531

(b)	Trade and other receivables

The Company applies the simplified approach to measure the loss allowance at an amount equal to lifetime expected credit losses for trade and other receivables. The expected credit losses are measured based on factors including historical results and days past due. The Company generally defines defaults in trade and other receivables as those which customers do not make payment by the due date and measures the loss allowance as the full amount of all trade and other receivables that are outstanding (“overdue”) and a percentage based on the expected credit loss ratio of trade and other receivables that are not outstanding (“current”).

LINE MOBILE Corporation

Notes to Financial Statements (continued)

19.	Financial Risk Management (continued)

(2)	Credit Risk (continued)

(b)	Trade and other receivables (continued)

Set out below is the information about the credit risk exposure on the Company’s trade receivables using a provision matrix as of March 31, 2019 and 2020:

	(In millions of yen)
	March 31, 2019
	Current	Overdue	Total
Trade and other receivables	2,893	258	3,151

Life-time expected credit losses	(30)	(258)	(288)

Contract Assets	931	—	931

Life-time expected credit losses	—	—	—

	March 31, 2020 (Unaudited)
	Current	Overdue	Total
Trade and other receivables	4,902	399	5,301

Life-time expected credit losses	(26)	(399)	(425)

Contract Assets	197	—	197

Life-time expected credit losses	—	—	—

Below is the movement in the allowance for doubtful accounts attributable to trade and other receivables, and other financial assets, current:

(In millions of yen)
Provisions
Loss allowance balance at April 2, 2018	(122)
Provision for the year	(166)

Loss allowance balance at March 31, 2019	(288)
Provision for the year (Unaudited)	(425)
Reversal (Unaudited)	288

Loss allowance balance at March 31, 2020 (Unaudited)	(425)

As at March 31, 2019 and 2020, all other financial assets carried at amortized cost are considered to have low credit risk and therefore no provision for losses has been recognized.

(3)	Liquidity Risk

The Company continuously investigates opportunities to raise capital through bank borrowings, leases, etc. considering the market environment and balance between short-term and long-term management strategies in order to prevent and reduce liquidity risk. The Company also continuously monitors its liquid fund as well as forecasted vs actual cash flows.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

19.	Financial Risk Management (continued)

(3)	Liquidity Risk (continued)

(a)	Financial liabilities

The book values of financial liabilities based on the remaining maturities as of March 31, 2019 and 2020 are as follows: The amounts below include estimated interest from financial liabilities scheduled to be paid.

	(In millions of yen)
	March 31, 2019
	Book value	Contractual cash outflows	Less than one year	One to five years	After five years
Trade and other payable	3,570	3,570	3,570	—	—

Total	3,570	3,570	3,570	—	—

	(In millions of yen)
	March 31, 2020 (Unaudited)
	Book value	Contractual cash outflows	Less than one year	One to five years	After five years
Trade and other payable	5,386	5,386	5,386	—	—
Lease liabilities	331	345	56	166	123
Long-term borrowings	1,377	1,414	298	1,116	—

Total	7,094	7,145	5,740	1,282	123

(4)	Market Risk

Market risk is the risk that changes in market prices which will affect the future cash flow or the value of the Company’s holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

(a)	Interest rate risk

The Company is exposed to interest rate risk arising primarily through borrowings. The objective of managing interest rate risk is to minimize uncertainties associated with interest rate changes.

As of March 31, 2020, interest bearing financial liabilities are the long-term borrowings, including the current portion, with the fixed rate of 1.1% and in the total amount of 1,377 million yen.

(5)	Capital management

The Company’s capital management policy is to realize and maintain an optimal capital structure that maximizes its corporate value for continuous sustainable growth in the midterm and long term.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

19.	Financial Risk Management (continued)

(5)	Capital management (continued)

The Company is not subject to any externally imposed capital requirements aside from the generic regulations imposed by the Japanese Companies Act, and mainly uses the following index for capital management:

–	Balance of shareholder’s equity

–	Capital-to-asset-ratio (1)

(1)	The Capital-to-asset-ratio is calculated by dividing the total shareholders equity balance with total assets.

The balance of shareholder’s equity and capital-to-asset ratio as of March 31, 2019 and 2020 are as follows:

	(In millions of yen)

	March 31, 2019	March 31, 2020 (Unaudited)
Total shareholders’ equity (in millions of yen)	1,931	7,272
Capital-to-asset-ratio (%)	29.8	47.0

20.	Commitments and contingencies

As of March 31, 2019 and 2020, the Company had commitments of 1,318 million yen and 42 million yen, respectively, relating to the installation and completion of telecommunication devices.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

21.	Related Party Transactions

The following table provides the total amount of outstanding balances and related party transactions entered into for the period from April 2, 2018 to March 31, 2019 and for the year ended March 31, 2020 (Unaudited).

(1)	Significant related party transactions and outstanding balances with related parties for the period from April 2, 2018 to March 31, 2019 are as follows:

			(In millions of yen)

Relationship	Name	Transaction	Transaction amount	Outstanding payable balance, net(9)
Parent company	SoftBank Corp.	Payments for loan receivable(1)	7,313	—
Parent company	SoftBank Corp.	Collection of loan receivable(1)	7,313	—
Parent company	SoftBank Corp.	Interest on loan receivable(1)	4	—
Parent company	SoftBank Corp.	Purchase of wireless networking capabilities(2)	1,973	(113)
Parent company	SoftBank Corp.	Outsourcing(3)	427	(138)
Parent company	SoftBank Corp.	Purchase of mobile devices(4)	431	(118)
Company that has significant influence on the Company	LINE Corporation	Repayment of loan payable(5)	2,000	—
Company that has significant influence on the Company	LINE Corporation	Interest on loan payable(5)	0	—
Company that has significant influence on the Company	LINE Corporation	Purchase of LINE Points(6)	680	(356)
Company that has significant influence on the Company	LINE Corporation	Royalty payments and the LINE platform usage fees(7)	393	(85)
Subsidiary of parent company	SB C&S Corp.	Payments made on behalf of the Company related to purchases of communication equipment(8)	240	(240)

(1)	The Company executed a loan agreement and collected the loan receivables from SoftBank Corp. during the period from April 2, 2018 to March 31, 2019.
(2)	The Company purchased the wireless networking capabilities of SoftBank Corp.
(3)	The Company outsourced sales promotion of SIM cards and entry packages at stores to Softbank Corp.
(4)	The Company purchased mobile devices to sell to its customers from SoftBank Corp.
(5)	The Company repaid loan payable from LINE Corporation during the period from April 2, 2018 to March 31, 2019.
(6)	The Company purchased LINE points from LINE Corporation, the issuer of the points, in order to grant LINE points to customers of the Company.
(7)	The Company paid a royalty to use LINE Corporation’s trademark and LINE platform usage fees for advertisement on the LINE platform.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

21.	Related Party Transactions (continued)

(8)

SB C&S Corp. makes payments for the Company in relation to the purchase of communication equipment for MVNO services. The Company had commitments of 1,318 million yen relating to such purchases as of March 31, 2019.

(9)	Outstanding payable balances were unsecured and would be settled in cash net of related receivables, if any.

(2)	Significant related party transactions and outstanding balances with related parties for the year ended March 31, 2020 (Unaudited) are as follows:

			(In millions of yen)

Relationship (Unaudited)	Name (Unaudited)	Transaction (Unaudited)	Transaction amount (Unaudited)	Outstanding receivable/ (payable) balance, net(9) (Unaudited)
Parent company	SoftBank Corp.	Payments for loan receivable(1)	11,061	—
Parent company	SoftBank Corp.	Collection of loan receivable(1)	11,061	—
Parent company	SoftBank Corp.	Interest on loan receivable(1)	20	—
Parent company	SoftBank Corp.	Purchase of wireless networking capabilities(2)	5,952	52
Parent company	SoftBank Corp.	Purchase of mobile devices(3)	336	(193)
Parent company	SoftBank Corp.	Data center lease(4)	341	(304)
Parent company	SoftBank Corp.	Issuance of common shares through a third-party allotment(5)	9,020	—
Company that has significant influence on the Company	LINE Corporation	Issuance of common shares through a third-party allotment(5)	2,980	—
Company that has significant influence on the Company	LINE Corporation	Royalty payments and the LINE platform usage fees(6)	674	(140)
Company that has significant influence on the Company	LINE Corporation	Purchase of LINE Points(7)	383	—
Subsidiary of parent company	SB C&S Corp.	Payments made on behalf of the Company related to purchases of communication equipment(8)	1,350	(1,350)
Subsidiary of a company that has significant influence on the Company	LINE Pay Corporation	Purchase of LINE Points(7)	381	(209)

(1)	The Company executed a loan agreement and collected the loan receivables from SoftBank Corp. during the year ended March 31, 2020.

LINE MOBILE Corporation

Notes to Financial Statements (continued)

21.	Related Party Transactions (continued)

(2)

The Company purchased the wireless networking capabilities of SoftBank Corp. Accounts receivable were recorded as of March 31, 2020 due to adjustment on the payments made during the year ended March 31, 2020.

(3)	The Company purchased mobile devices to sell its customers from SoftBank Corp.
(4)	The Company leased the data center from SoftBank Corp.
(5)	In April 2, 2019, the Company issued 308,720 and 102,000 common shares to SoftBank and LINE, respectively, through a third-party allotment. Refer to Note 15 Issued Capital.
(6)	The Company paid a royalty to use LINE Corporation’s trademark and LINE platform usage fees for advertisement on the LINE platform.
(7)

The Company purchased LINE points from LINE Corporation and LINE Pay Corporation, the issuers of the points, in order to grant LINE points to customers of the Company. The issuer of the LINE points changed from LINE Corporation to LINE Pay Corporation during the year ended March 31, 2020.

(8)

SB C&S Corp. makes payments for the Company mainly in relation to the purchase of communication equipment and software for MVNO services. The Company had commitments of 42 million yen relating to such purchases as of March 31, 2020.

(9)	Outstanding payable balances were unsecured and would be settled in cash net of related receivables, if any.

22.	Subsequent Events

Not applicable.